Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-53333 and No. 333-53309) of UNS Energy Corporation (formerly UniSource Energy Corporation) of our report dated June 22, 2012 relating to the financial statements of Tucson Electric Power Company 401 (k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Phoenix, AZ
June 22, 2012